Exhibit 10.30

February 9, 2007

Ms. Shelly R. Ibach
100 Second Street NE #A620
Minneapolis, MN 55413

Dear Shelly:

On the behalf of Select Comfort Corporation, it is with great pleasure that I confirm our revised offer of employment to join Select Comfort as Senior Vice President, U.S. Retail Sales, reporting to Bill McLaughlin. Your role will include such duties and responsibilities consistent with the foregoing title as may be determined from time to time by Select Comfort and/or such other duties and responsibilities as assigned based on the needs of the business. You will be based in our Plymouth, MN location.

We would like to offer you an exempt, full-time position, which includes the following elements, assuming a starting date of no later than April 2, 2007:

•	Starting annual salary of $260,000. You will be eligible for your next salary review in February, 2008.

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You will also be eligible to receive a sign-on bonus of $100,000 (less withholdings) payable in four installments. $25,000 will be payable within the first 30 days of employment, $25,000 will be payable after 3 months of employment, $25,000 will be payable after 9 months of employment and the final $25,000 installment will be payable at the completion of 12 months of employment. In the event you leave the company within 12 months of start date, the full amount of the sign-on bonus paid would need to be reimbursed to the company.

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You will be eligible to participate in the Company's corporate bonus plan. Under the plan as established for 2007, you will be eligible for a targeted bonus of 40% of base compensation. For the 2007 bonus year, payable in February 2008, you will be eligible to receive a full-year payout (not pro-rated) with minimum payout of 100% of target. The actual bonus payment may range up to 250% of the targeted bonus level, depending on the performance of the Company.

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You will be granted options to purchase 14,500 shares of the Company's common stock at a fixed exercise price equal to the fair market value per share as of the starting date of your employment. Subject to your continuing employment with the Company, these options will vest 25% per year on each of the first 4 anniversaries of the date of grant. The options will terminate following the termination of your employment, and the schedule for termination of the options will vary depending upon the reason for termination of your employment. You will be eligible for annual equity grants as part of our annual long-term incentive plan.

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You will be granted 2500 shares of restricted stock in the Company. You will also be granted 5000 shares of restricted stock in the form of performance shares. The value of the performance shares is calculated based on the performance of the company against its annual net operating profit target. The performance criteria

6105 Trenton Lane North • Minneapolis, Minnesota 55442
(p) 763.551.7000 (f) 763.551.7826 • www.selectcomfort.com

Ms. Shelly R. Ibach
February 9, 2007

is reviewed and approved annually by the Compensation Committee of the Board of Directors. The performance criteria approved at the February, 2007 Board Meeting applies to the annual grants of the senior management team and will also apply to the above mentioned 5000 performance shares. These shares will be subject to restrictions on transfer and also subject to forfeiture to the Company in the event of termination of your employment. These restrictions on transfer and forfeiture provisions will terminate when the shares become fully vested at the end of four years from your starting date.

You will be eligible for the company's director level & above benefits(provided separately) as part of your total compensation package. Actual benefits are defined in the individual plan documents. As part of this benefits package, you will be eligible for 5 weeks of vacation and our 10 paid company holidays.

If you are subject at any time to a termination without cause, upon the termination of your employment under such circumstances, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive 6 months base salary as severance compensation. In addition, if such termination occurs more than half-way through a fiscal year of the Company, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.

This offer is contingent upon successful completion of your reference, education and background investigation, and compliance with the Immigration Reform Control Act of 1986 (IRCA). Furthermore, this offer is conditional upon your signing our Employee Inventions, Confidentiality and Non-Compete Agreement, and the Code of Business Conduct.

We also acknowledge the Employment Agreement of August 1, 2004 between you and your current employer, and we appreciate your bringing this agreement to our attention. It is our position that your employment with us would not be considered employment with a “Competing Business” as contemplated by that agreement because of the vast differences between Select Comfort stores and the department stores operated by your current employer and the significant differences between your role with us and your role with your current employer. However, we wish to be clear that it is our expectation and agreement with you that (1) we would not at any time seek, and you would not at any time disclose or use in any manner in your employment with us, any confidential information of your current employer as contemplated by your Employment Agreement; and (2) you would not, for at least one (1) year following termination of your current employment, in any manner solicit for employment, hire or offer employment to or otherwise aid or assist us or any other person in soliciting for employment, hiring or offering employment to, any employee of your current employer.

This offer will remain valid until 5pm on February 13, 2007, unless we notify you otherwise. You should understand that this offer of employment does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Select Comfort is “at will”. We recognize your right to terminate the employment relationship at anytime and for any reason, and, similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

Ms. Shelly R. Ibach
February 9, 2007

Upon commencement of employment, you will be subject to all policies and procedures of Select Comfort.

Select Comfort is rapidly transforming the industry, and dramatically improving people's lives through better sleep! I look forward to you joining the Select Comfort team! Should you have any questions, please feel free to contact me at 763-551-7489.

Sincerely,

Scott Peterson
SVP Human Resources

The foregoing offer is are hereby accepted.

Dated:
Shelly R. Ibach

cc:    William R. McLaughlin